Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of August 28, 2020, by and between FLEXSTEEL INDUSTRIES, INC., a Minnesota corporation ("Borrower"), and DUBUQUE BANK AND TRUST COMPANY ("Bank").

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.LINE OF CREDIT.

(a)Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 28, 2022, not to exceed at any time the aggregate principal amount of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital for ongoing operations of the Borrower.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of August 28, 2020 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)Limitation on Borrowings.  Outstanding borrowings under the Line of Credit, to a maximum of the principal amount not at any time to exceed an aggregate of Ten Million and 00/100s Dollars ($10,000,000.00) (“Borrowing Base Limit”).  Once the outstanding borrowings exceed the Borrowing Base Limit, the maximum amount of the Line of Credit shall not at any time exceed an aggregate of:  (i) eighty percent (80.00%) of Borrower's Eligible Accounts Receivable, and (ii) fifty percent (50%) of the value of Borrower's Eligible Finished Goods, less undrawn amounts of outstanding letters of credit issued by Bank or any affiliate thereof (“Borrowing Base”).  The language in subsection (ii) hereof shall be considered Eligible Finished Goods Reliance.  Eligible Finished Goods Reliance shall at no time exceed more than fifty percent (50%) of the Borrowing Base; provided, however, the Eligible Finished Goods Reliance between June 1 and September 30 of each year shall at no time exceed sixty percent (60%) of the Borrowing Base.

Notwithstanding the language set out in this Section 1(b), the Line of Credit, even if it exceeds the Borrowing Base Limit, will not be subject to the Borrowing Base if the FCCR set out in Section 4.9(a) is for two consecutive quarters met or exceeded.

As used herein, "Eligible Accounts Receivable" shall consist solely of trade accounts, accounts receivable, other receivables or other rights to payment for goods sold or services rendered owing to Borrower, created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i)any account which is more than ninety (90) days past due;

(ii)that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof;

(iv)any account which represents an obligation of an account debtor located in a foreign country, except to the extent any such account, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank;

(v)any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi)that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(vii)any account which represents an obligation of any account debtor when twenty-five percent (25%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

(viii)that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

(ix)any account which represents an obligation of an account debtor that is subject to a bankruptcy, insolvency or receivership proceedings; and

(x)any account deemed ineligible by the Borrower’s internal or external auditors.

“Eligible Finished Goods” shall mean, at any time, all of Borrower’s “Finished Goods,” except:  (a) Finished Goods which are not owned by Borrower free and clear of all security interests, liens, encumbrances and claims of third parties (other than Bank), (b) Finished Goods that are located outside of the United States, and (c) Finished Goods which have been deemed to be obsolete, unsaleable, damaged, defective or unfit for further processing by Borrower’s internal or external auditors or are not located at Borrower’s locations unless appropriate third-party lien waivers are received.  Finished Goods does not include raw materials, work-in-process, parts or supplies.

(c)Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue letters of credit for the account of Borrower as requested (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00).  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Letter of Credit shall be issued for a term not to exceed the maturity date of the Line of Credit.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(d)Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.1.INTEREST/FEES.

 (a) Interest.    The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)Commitment Fee.  Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Twenty-Five Thousand and 00/100 Dollars ($25,000.00), which fee shall be due and payable in full on the date of the Line of Credit Note.

(d)Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to 0.125% per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a daily basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

(e)Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to one and one-half percent (1.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.  See fee schedule in effect as of the date of this Agreement attached hereto as Exhibit A.

SECTION 1.2.COLLECTION OF PAYMENTS.  Borrower agrees to promptly set up an ACH transfer so that interest and fees due under the Line of Credit Note can be automatically sent to the Bank.

SECTION 1.3.COLLATERAL.    As security for all indebtedness of Borrower to Bank subject hereto,  Borrower hereby grants to Bank security interests of first priority lien in all Borrower's personal property.  The foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank.  Borrower shall reimburse Bank immediately upon demand for all reasonable costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.  Bank agrees not to require a security interest in the Borrower’s real property, provided Borrower agrees not to mortgage, pledge, grant or permit to exist a security interest or lien upon any of Borrower’s real property.  Said pledge is in addition to the restriction set out in Section 5.9.

SECTION 1.4.  RIGHT OF SETOFF.  To the extent permitted by applicable law, Bank reserves a right to setoff in all Borrower’s account with Bank (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Bank, to the extent permitted by applicable law and to the extent that an Event of Default has occurred (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Borrower and Bank), to charge or setoff all sums owing on the indebtedness against any and all such accounts, and at Bank’s option, to administratively freeze all such accounts to allow Bank to protect Bank’s charge and setoff rights provided in this paragraph.

SECTION 1.5.  RENEGOTIATION OR TERMINATION OF CREDIT FACILITY.  Notwithstanding anything to the contrary in this Agreement or in any other document executed in connection herewith (including, without limitation, the Line of Credit Note),  upon Borrower’s written request to Bank and to the extent that all of the Triggering Events (as defined below) have occurred, Borrower and Bank shall enter into discussions regarding the renegotiation of the credit facility provided by Bank to Borrower, which discussions shall include, without limitation, the amount of the Line of Credit, Borrowing Base limitations (if any), the applicable interest rate and fees, and collateral (if any) securing Borrower’s obligations to Bank under such renegotiated credit facility.  In the event that Borrower and Bank are unable to mutually agree upon the terms of a renegotiated credit facility within 60 days of the date upon which Borrower provided such written request to renegotiate to Bank, then Borrower shall have the right to terminate the Line of Credit provided under this Agreement by providing written notice of such termination to Bank.  Immediately upon Borrower’s provision of such written notice, and provided that no amounts are then outstanding under the Line of Credit:  (a) this Agreement; the Line of Credit Note; all documents executed in connection herewith; and all terms, provisions, and covenants contained herein or therein, as applicable, shall automatically be deemed to be terminated and of no further force and effect (except to the extent of any provisions that expressly survive termination of this Agreement); (b) Bank shall promptly (and in event within ten (10) business days)  release its interest in any property of Borrower and file or record, as applicable, UCC financing statement termination statements and any other documents or instruments necessary to evidence or accomplish such release; and (c) Borrower shall have the right to seek credit from such other sources as it shall determine in its sole discretion.  For purposes of this Section 1.5, “Triggering Events” shall mean Borrower’s achievement of all of the following:  (i) an aggregate cash and investment account balance that exceeds $20,000,000.00; (ii) four (4) consecutive quarters of positive Adjusted EBITDA (as defined in Section 4.9(a) hereof); and (iii) a trailing 12-month rolling Adjusted EBITDA as a percentage of Net Sales that exceeds three percent (3.0%).  “Net Sales” is as appears on Borrower’s financial statement in accordance with generally accepted accounting principles (“GAAP”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.LEGAL STATUS.  Borrower is a corporation duly organized and existing and in good standing under the laws of the State of Minnesota, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2.AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered by Borrower to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 2.3.NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate in any material respect any provision of any law or regulation applicable to Borrower, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.LITIGATION.  There are no pending, or to Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof or that are otherwise permitted pursuant to the terms of this Agreement.

SECTION 2.5.CORRECTNESS OF FINANCIAL STATEMENT.  The financial statement of Borrower dated June 30, 2020, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied.  Since the date of such financial statement, there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6.INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.PERMITS, FRANCHISES.  Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.    OTHER OBLIGATIONS.  Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation that would permit the other party thereto to accelerate such obligation.

SECTION 2.11.    ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  To Borrower’s knowledge, none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.    REAL PROPERTY.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property owned by Borrower:

(a)All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(b)There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

(c)There is no pending, or to the best of Borrower's knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

ARTICLE III

CONDITIONS

SECTION 3.1.CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank's counsel.

(b)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)This Agreement and each promissory note or other instrument or document required hereby.

(ii)Security Agreement dated of even date hereto.

(iii)Corporate resolution for borrowing.

(iv)Certificate of Incumbency.

(v)Such other documents as Bank may require under any other Section of this Agreement.

(c)Financial Condition.  There shall have been no material adverse change, as reasonably determined by Bank, in the financial condition or business of Borrower, nor any material decline, as reasonably determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d)Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank,  provided,  however, that notwithstanding anything to the contrary herein, Bank shall not require Borrower to deliver loss payable endorsements in favor of Bank unless Bank maintains a security interest and/or lien on the specific property covered by such insurance policy(ies).

SECTION 3.2.CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except to the extent that such representation or warranty is expressly made as of a specified date, in which case it shall be true on and as of such specified date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)Documentation.  Bank shall have received all additional documents which may be reasonably required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and, to the extent that any amount is outstanding on the Line of Credit, permit any representative of Bank, at any reasonable time and upon not less than 48 hours prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.  In the event Bank in good faith has questions regarding the books and records, including but not limited to the records supporting the Borrowing Base, Bank may request an inspection, audit or examination as allowed under this Section 4.2 prior to advancing funds under the Line of Credit.

SECTION 4.3.FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)not later than 75 days after and as of the end of each fiscal year, a financial statement of Borrower, audited by a certified public accountant satisfactory to Bank, to include the 10-K, which is the comprehensive report filed annually by Borrower about its financial performance, as is required by the U.S. Securities and Exchange Commission;

(b)not later than 40 days after and as of the end of each fiscal quarter, a financial statement of Borrower, audited by a certified public accountant satisfactory to Bank, to include the 10-Q, which is the comprehensive report of Borrower’s performance submitted quarterly by Borrower to the U.S. Securities and Exchange Commission);

(c)not later than 30 days after and as of the end of each month, a  Borrowing Base certificate and an aged listing of accounts receivable and accounts payable; provided,  however, that, for any given month, Borrower shall not be obligated to deliver a Borrowing Base certificate pursuant to this subsection (c) if no amount is outstanding on the Line of Credit as of the end of such month.  In such event, said Borrowing Base certificate must be provided to Bank prior to an advance under the Line of Credit;

(d)contemporaneously with each quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; provided,  however, that, for any given quarter, Borrower shall not be obligated to deliver a certificate pursuant to this subsection (d) if no amount is outstanding on the Line of Credit as of the end of such quarter.  In such event, said certificate must be provided to Bank prior to an advance under the Line of Credit;

(e)from time to time such other information as Bank may reasonably request.

SECTION 4.4.COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply in all material respects with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5.INSURANCE.  Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect; provided,  however, that Bank shall not request that Borrower provide such schedules more than once in any calendar year, unless an Event of Default has occurred.

SECTION 4.6.FACILITIES.  Keep all properties necessary to Borrower's business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be preserved and maintained.

SECTION 4.7.TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's reasonable satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $500,000, unless such claim is covered by insurance.

SECTION 4.9.FINANCIAL CONDITION.  Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending March 31, 2020:

(a)Fixed Charge Coverage Ratio (“FCCR”) of 1.15x, measured quarterly beginning December 31, 2020. This covenant will be measured on a quarterly build basis beginning with December 31, 2020 and building up to a trailing 12 month FCCR measured at September 30, 2021 and thereafter.  Defined as (Adjusted EBITDA + Rent Expense - Maintenance CapEx - Cash Taxes - Dividends) / (Principal + Cash Interest + Rent Expense). “Adjusted EBITDA” includes the removal of various one-time, irregular, and non-recurring items, which may include but are not limited to (1) one-time gains or losses, (2) litigation expenses, (3) impairment charges, or (4) unusual asset write-downs. All adjustments will be mutually determined as appropriate by Bank and Borrower.  “Maintenance CapEx” is defined as 50% of depreciation for the period analyzed.

(b)Tangible Net Worth of not less than $150 million, to be tested quarterly with receipt of 10-Q and 10-K, with "Tangible Net Worth" defined as Borrower’s total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements) less total debt.

(c)Minimum Liquidity of $30 million, to be tested on each of June 30 and September 30 of each year. “Minimum Liquidity” measured shall be Net Borrowing Base Availability less Line of Credit outstanding plus Cash and Cash Equivalents.

SECTION 4.10.    NOTICE TO BANK.  Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter or Borrower’s knowledge thereof, as applicable) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $500,000.

SECTION 4.11.    ENVIROMENTAL REPORTS.  Promptly upon receipt thereof, Borrower will submit to Bank copies of any reports of inspections or examinations conducted by the Department of Natural Resources or the Federal Environmental Protection Agency, or any similar agency, with respect to Borrower’s properties.  Any material violations must be corrected within 90 days (or such longer period as may be reasonably necessary provided that Borrower is diligently pursuing the same).

SECTION 4.12.    ERISA COMPLIANCE.  Borrower must meet its minimum funding requirements under the Employee Retirement Income Security Act of 1974 (ERISA), as amended, with respect to any employee benefit plan or other class of benefit plan, which the Pension Benefit Guaranty Corporation (PBGC), established under ERISA has elected to insure, in either case, whether now in existence or hereafter instituted by the Borrower.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.CAPITAL EXPENDITURES.  Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $5,000,000.

SECTION 5.3.LEASE EXPENDITURES.  Incur operating lease expense in any fiscal year in excess of an aggregate of $1,000,000.  This restriction set out in this Section 5.3 only applies to lease obligations entered into after the date of this Agreement.

SECTION 5.4.OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof (including any renewals or extensions thereof after the date hereof), (c) other indebtedness not to exceed $500,000 in the aggregate at any time outstanding, and (d) indebtedness and liabilities in connection with capital expenditures permitted by Section 5.2 hereof.

SECTION 5.5.MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business;  provided,  however, that Bank’s consent shall not be required in connection with the merger or consolidation of any of Borrower’s subsidiaries with or into Borrower or with or into any other subsidiary of Borrower, none of which actions shall be deemed to be a violation of this Section 5.5.

SECTION 5.6.GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except with respect to the liabilities and obligations of Borrower’s subsidiaries guaranteed or endorsed by Borrower in the normal course of business in an amount not to exceed $500,000.

SECTION 5.7.LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.8.DIVIDENDS, DISTRIBUTIONS.  Intentionally Omitted.

SECTION 5.9.PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, other than the security interest and lien of Bank, all or any portion of Borrower's assets now owned or hereafter acquired.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, which failure shall continue for three (3) business days.

(b)Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this

Agreement or any other Loan Document shall prove to be knowingly incorrect, false or misleading in any material respect when furnished or made.

(c)Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days after Bank provides written notice of such default to Borrower.

(d)Any default in the payment or performance of any material obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, which default has resulted in the acceleration of such debt or liability, or demand for payment or performance.

(e)The entry of a judgment against Borrower in excess of $500,000 that remains unvacated, unbonded, uninsured, or unstayed for a period of thirty (30) days following the date of entry thereof.

(f)Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

(h)The dissolution or liquidation of Borrower; or Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

(i)Any change in ownership of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower.

(j)The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in any assets of the Borrower.

(k)This Agreement or any of the Loan Documents cease to be in full force and effect, including failure of any collateral document to create a valid and perfected security interest or lien at any time and for any reason.

SECTION 6.2.REMEDIES.  Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.    NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.RELATIONSHIP TO OTHER DOCUMENTS.  The warranties, covenants and other obligations of the Borrower (and the rights and remedies of the Bank) that are outlined in this Agreement and the other Loan Documents are intended to supplement each other.  In the event of any inconsistencies in any of the terms in the Loan Documents, all terms will be cumulative so as to give the Bank the most favorable rights set forth in the conflicting documents.

SECTION 7.3.SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents, but only to the extent that (a) the Line of Credit exceeds the Borrowing Base Limit and (b) the party to which Bank sells, assigns, transfers, negotiates or grants participations is not a competitor of Borrower.  This restriction does not apply to participations or assignment with institutions owned by Heartland Financial USA, Inc.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

SECTION 7.4.INDEMNIFICATION.  Except for harm arising from the Bank’s willful misconduct or gross negligence, the Borrower hereby indemnifies and agrees to defend and hold the Bank harmless from any and all losses, costs, damages, claims and expenses, including taxes and fees of any kind suffered by or asserted against the Bank relating to claims by third parties arising out of the financing provided under the Loan Documents or related to any collateral.  This indemnification and hold harmless provision will survive the termination of the Loan Documents and the satisfaction of the indebtedness due the Bank.

SECTION 7.5.NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	Flexsteel Industries, Inc.
Attn: Derek Schmidt
Chief Operating Officer and Chief Financial Officer
385 Bell Street
Dubuque, IA 52001

BANK:	Dubuque Bank and Trust Company
Attn: Tyson J. Leyendecker
1398 Central Avenue
Dubuque, IA 52001

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; or (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid.

SECTION 7.6.USA PATRIOT ACT; ANTI-CORRUPTION LAWS, SANCTIONS AND ANTI-TERRORISM LAWS.

(a) Bank hereby notifies Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the PATRIOT Act.

(b) Borrower represents, warrants, covenants and agrees as follows:

(i)Borrower, each and all entities 50% or more owned, directly or indirectly, by Borrower ("Subsidiaries"), and their respective officers, employees, directors and agents are and at all times will remain in compliance with the following: (A) all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption ("Anti-corruption Laws"), (B) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the U.S. Department of Treasury's Office of Foreign Assets Control or successor ("OFAC") or the U.S. Department of State or successor ("Sanctions"), and (C) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26. 2001)), the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any enabling legislation or executive order relating thereto or successor statute thereto ("Anti-terrorism Laws"), all as may be amended from time to time.

(ii)The Line of Credit made hereunder complies with, and neither the loan made hereunder nor the use of the proceeds thereof will violate, any Anti-corruption Laws, Sanctions or Anti-terrorism Laws.

(iii)None of Borrower, any Subsidiary or any of their respective directors, officers or employees is (A) listed in any Sanctions- related list of designated persons maintained by OF AC or the U.S. Department of State, (B) operating, organized or resident in a country or territory which is itself the subject or target of any comprehensive Sanctions ("Sanctioned Country"), (C) an agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (D) 50% or more owned, directly or indirectly, by any of the above.

(iv)Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by Bank to assist Bank in maintaining compliance with Anti-corruption Laws, Sanctions, Anti-terrorism Laws and applicable anti-money laundering laws and regulations ("AML Laws"). Without limitation of the foregoing, Borrower represents and warrants that the most recent certification of beneficial ownership of any Borrower which is a "legal entity" within the scope of the ownership certification requirements of the AML Laws is true and correct as of the date of the Agreement; and Borrower agrees to immediately (A) notify Bank in writing of any event that results in any individual becoming or ceasing to be the beneficial owner, directly or indirectly, of 25% or more of any such "legal entity" Borrower; (B) notify Bank of any change in the individual previously identified by Borrower's representative(s) ("Account Opener/Certifier") as the individual who holds a significant responsibility to control, manage or direct any such "legal entity" Borrower; and (C) upon request of Bank, provide in a form acceptable to Bank an updated certification, signed by a representative of any such

"legal entity" Borrower acting as an Account Opener/Certifier under regulations implemented under the AML Laws, of the beneficial ownership and control of such Borrower.

SECTION 7.7.COMMUNICATION BY CELLULAR PHONE OR OTHER WIRELESS DEVICE.  By providing Bank with a telephone number for a cellular phone or other wireless device, including a number that Borrower later converts to a cellular number, Borrower is expressly consenting to receiving communications - including but not limited to prerecorded or artificial voice message calls, text messages, and calls made by an automatic telephone dialing system - from Bank and Bank’s affiliates and agents at that number. This express consent applies to each such telephone number that Borrower provides to Bank now or in the future and permits such calls for non-marketing purposes.

SECTION 7.8.  YIELD PROTECTION/CAPITAL ADEQUACY.  If there shall occur any Change in Law which shall have the effect of imposing on Bank (or Bank’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Bank or other conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to Bank such additional amount as Bank deems necessary to compensate Bank for any increased cost to Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Bank’s capital and/or Bank’s revenue attributable to such extension(s) of credit. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued. Bank’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 10 days of demand and, if recurring, as otherwise billed by Bank. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation.

SECTION 7.9. GOVERNING LAW; JURISDICTION.  This Agreement shall be governed by and construed according to the internal laws of the State of Iowa without regard to conflict of law principles, and the Borrower hereby submits to the jurisdiction of the courts of the State of Iowa.  THE BORROWER HEREBY CONSENTS TO THE

EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN DUBUQUE COUNTY, IOWA, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE COLLATERAL, ANY LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING.  Nothing herein shall affect the Bank’s right to serve process in any manner permitted by law, or limit the Bank’s right to bring proceedings against the Borrower in the competent courts of any other jurisdiction or jurisdictions

SECTION 7.10.  COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.  Notwithstanding the foregoing, the amount that Borrower is required to pay in respect of attorneys’ fees incurred by Bank in connection with the negotiation and preparation of this Agreement and the other Loan Documents shall not exceed $20,000.00, regardless of whether such fees relate to outside counsel or the allocated costs of Bank’s in-house counsel.

SECTION 7.11.    ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.12.    NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.13.    TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.14.    SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.15.    COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.16.    WAIVER OF JURY TRIAL.    BORROWER AND BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

SECTION 7.17.    ACKNOWLEDGMENT.  Borrower acknowledges receipt of a copy of this Agreement signed by the parties hereto.  Bank may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of the Agreement and any or all of the Loan Documents.  Bank may store each such electronic image in its electronic form and then destroy the paper original as part of the Bank’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper original.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:BANK:

Flexsteel Industries, Inc.Dubuque Bank and Trust Company

By: /s/ Derek P. Schmidt	By:/s/ Tyson J. Leyendecker
Derek P. Schmidt Chief Financial Officer & Chief Operating Officer	Tyson J. Leyendecker Market President, EVP

Exhibit A

Fee Schedule